Exhibit 5.1

June 29, 2006

Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Accredited Mortgage Loan REIT Trust

15090 Avenue of Science

San Diego, California 92128

Re:	Accredited Mortgage Loan Trust 2006-2

Ladies and Gentlemen:

We have acted as counsel to Accredited Home Lenders, Inc. (“AHL”), in its capacities as sponsor and servicer and Accredited Mortgage Loan REIT Trust, a wholly-owned subsidiary of AHL, as depositor (the “Depositor”), in connection with the issuance and sale of Mortgage Loan Asset-Backed Notes, Series 2006-2 (the “Notes”), issued by Accredited Mortgage Loan Trust 2006-2 (the “Issuing Entity”) as contemplated by a prospectus dated April 18, 2006 as supplemented by a prospectus supplement dated June 16, 2006 (collectively, the “Prospectus”).

A Registration Statement of AHL and the Depositor (File Nos. 333-129972 and 333-129972-01) was filed with the Securities and Exchange Commission on Form S-3. As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture, dated as of June 1, 2006 (the “Indenture”) between the Issuing Entity and Deutsche Bank National Trust Company, as the indenture trustee (the “Indenture Trustee”).

We have examined forms of:

(i) the Indenture;

(ii) the Sale and Servicing Agreement, dated as of June 1, 2006 (the “Sale and Servicing Agreement”), by and among AHL, the Depositor, the Issuing Entity, and the Indenture Trustee;

(iii) the Underwriting Agreement, dated as of June 9, 2006 (the “Underwriting Agreement”) among Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith

Incorporated and UBS Securities LLC (collectively, the “Underwriters”), AHL and the Depositor;

(iv) the Trust Agreement, dated as of June 2, 2006, and amended and restated by the Amended and Restated Trust Agreement, dated June 29, 2006 (the “Trust Agreement”), among AHL, the Depositor and U.S. Bank Trust National Association, as owner trustee;

(v) the Contribution Agreement and Assignments, dated as of June 7, 2006, June 15, 2006 and June 27, 2006, respectively, between AHL and the Depositor (the “Contribution Agreement and Assignments,” and collectively with the Sale and Servicing Agreement, the Indenture, the Trust Agreement, the Underwriting Agreement, (the “Documents”); and

(vi) specimens of each class of the Notes.

We have also examined originals or photostatic or certified copies of all such corporate records of AHL and the Depositor and such certificates of public officials, certificates of corporate officers, and other documents, and such questions of law, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. As to certain issues of fact material to the opinions expressed herein, we have, with your consent, relied to the extent we deemed appropriate upon certificates and representations of officers of AHL and the Depositor.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Documents and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the Documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Documents and we have relied upon certificates and oral or written statements and other information obtained from AHL and the Depositor. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions.

We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

This opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, receivership, or other similar laws of general applicability relating to or affecting creditors’ rights generally or the rights of creditors of national banking associations in the event of bankruptcy, insolvency, reorganization, moratorium or receivership and the application of general principles of equity, including, but not limited to, the right of specific performance (regardless of whether enforceability is considered in a proceeding in equity or at law).

We are admitted to the Bars of the States of New York and California, and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations. Furthermore, no opinion is expressed herein regarding the applicable state Blue Sky, legal investment or real estate syndication laws.

Based upon and subject to the foregoing, we are of the opinion that the Notes are legally issued and outstanding and constitute valid and binding obligations of the Issuing Entity, enforceable in accordance with their respective terms and the terms of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to AHL’s and the Depositor’s Registration Statement on Form S-3 (File Nos. 333-129972 and 333-129972-01) and to the references to this firm in the Prospectus which forms a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dewey Ballantine LLP